                                                                   Exhibit 10.11


                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                            )
                                  )       Chapter 11
DOEHLER-JARVIS, INC., et al.,     )       Case Nos. 97-953 (SLR)
                                  )         through 97-962 (SLR)
                                  )
                     Debtors.     )       Jointly Administered
                                  )

               STIPULATION AND ORDER BETWEEN THE DEBTORS AND ARCO
             ENVIRONMENTAL REMEDIATION, LLC REGARDING ASSUMPTION OF
            SETTLEMENT AGREEMENT AND THE WITHDRAWAL OF CLAIM NO. 1701

         This stipulation and order (the "Stipulation") is made and entered into this 12th of November, 1998, by and between the above-captioned debtors and debtors in possession (collectively, the "Debtors") on the one hand, and ARCO Environmental Remediation, LLC, as successor to Atlantic Richfield Company (collectively, "ARCO") on the other hand, by and through their respective undersigned counsel.

         WHEREAS, in 1989, the United States Environmental Protection Agency (the "EPA") notified ARCO and Harvard Industries, Inc., one of the Debtors, of their respective status as potentially responsible parties (PRPs) pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss.ss. 9601 et seq., at the real property and manufacturing plant formerly known as the Alsco-Anaconda facility located on Anaconda Drive, Gnadenhutten, Tuscarawas County, Ohio, including but not limited to the 4.8 acre parcel owned by ARCO and on the National Priority List (as defined in the Settlement Agreement "the Site") and

         WHEREAS, litigation between Harvard and ARCO subsequently commenced in the United States District Court for the Northern District of Ohio regarding the allocation of response costs at the Site (the "Litigation"); and

         WHEREAS, on or about January 16, 1995, Harvard and ARCO entered into a Settlement Agreement (the "Settlement Agreement") to resolve the Litigation and ARCO's and Harvard's respective environmental obligations at the Site (attached hereto as Exhibit A); and

         WHEREAS, among other things, the Settlement Agreement provided that Harvard would pay ARCO the sum of $6.25 million (the "Settlement Sum") as Harvard's share of up to $25 million of the Remediation Costs (as defined in the Settlement Agreement) at the Site in consideration of ARCO's assumption of responsibility for remedial actions at the Site and indemnification of Harvard for any Remediation Costs up to $25 million; and

         WHEREAS, Paragraph 2(b) and (c) of the Settlement section of the Settlement Agreement requires Harvard to pay the Settlement Sum through 20 quarterly installments with 9% interest per annum; and

         WHEREAS, Harvard commenced quarterly payments of the Settlement Sum in January 1995; and

         WHEREAS, Paragraph 4.2 of the Settlement section of the Settlement Agreement expressly provides that ARCO does not release Harvard from any and all claims, costs, demands, damages, losses, suits, actions and causes of action for Remediation Costs in excess of $25 million; and

         WHEREAS, on May 8, 1997 (the "Petition Date"), Harvard and each of the other Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Cases") and since the Petition Date, the Debtors have operated their businesses and remained in possession of their property as debtors-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code; and

         WHEREAS, as of the Petition Date, the Debtors owed ARCO $3,547,500 on account of the Settlement Sum; and

         WHEREAS, on or about January 30, 1997, ARCO filed a proof of claim (Claim No. 1701) (the "Claim") against Harvard asserting an unliquidated, unsecured claim for amounts that ARCO is owed under the Settlement Agreement or, in the alternative, for all amounts that ARCO has expended or may expend for environmental clean-up of the Site; and

         WHEREAS, the Debtors entered into discussions with ARCO regarding its Claim and treatment of the Settlement Agreement under the Plan, but no agreement was reached prior to the confirmation hearing on the Plan;

         WHEREAS, the Debtors listed the Settlement Agreement on its Schedule of Rejected Executory Contracts, as revised as of October 13, 1998, but after careful consideration by senior management of the Debtors, the Debtors have determined that it is in their best interest to assume the Settlement Agreement as modified by the terms of the agreements reached herein; and

         WHEREAS, on October 15, 1998, the United States District Court for the District of Delaware (the "Bankruptcy

Court") confirmed the Debtors' First Amended and Modified Consolidated Plan Under Chapter 11 of the Bankruptcy Code, dated August 19, 1998 (the "Plan"); and

         WHEREAS, Harvard and ARCO have amicably resolved all outstanding issues regarding the Settlement Agreement and the Claim upon the terms and conditions set forth herein;

         NOW, THEREFORE, IT IS HEREBY STIPULATED, CONSENTED AND AGREED TO by and between the Debtors and ARCO, by and through their undersigned counsel, as follows:

         1. Notwithstanding any prior orders of the Bankruptcy Court, the Settlement Agreement is hereby assumed by the Debtors as modified by this Stipulation and, as modified, shall remain in full force and effect.

         2. Paragraph 2 of the Settlement section of the Settlement Agreement shall be modified in its entirety to reflect the following payment terms:

                  a) The Debtors agree to pay ARCO $575,000 in cash (the "Revised Settlement Sum") in full and final satisfaction of the Settlement Sum, all Remediation Costs (including without limitation Remediation Costs, if any, in excess of $25 million) and the Claim.

                  b) The Revised Settlement Sum shall be paid within ten (10) days of the later of (i) the Effective Date of the Plan (as such term is defined in the Plan) and (ii) the date of the Bankruptcy Court's approval and entry of this Stipulation.

         3. Paragraph 4.2 of the Settlement section of the Settlement Agreement shall be modified to delete the final sentence thereof.

         4. Claim No. 1701 shall be deemed withdrawn by ARCO with prejudice on the later to occur of (a) the Effective Date, and (b) the date of the Bankruptcy Court's approval and entry of the Stipulation.

         5. ARCO shall not file any other claims in the Bankruptcy Cases or seek to refile, modify or amend Claim No. 1701.

         6. In the event of any conflict between the provisions of the Settlement Agreement and this Stipulation, the provisions of this Stipulation and Order shall govern.

         7. ARCO and, subject to Bankruptcy Court approval, Harvard, represent that they are each authorized to enter into this Stipulation.

         8. The Bankruptcy Court shall retain exclusive jurisdiction to hear and determine any matter arising from or relating to this Stipulation and the Claims which are the subject hereof.

         9. This Stipulation is subject to the approval of the Bankruptcy Court and is conditioned and is effective only upon the Effective Date of the Plan.

Dated:   November 12, 1998


YOUNG CONAWAY STARGATT &                                         ASHBY & GEDDES
   TAYLOR, LLP

/s/ Victoria Watson Counihan                                     /s/ Christopher S. Sontchi
---------------------------------                                --------------------------------------
James L. Patton (No. 2202)                                       Christopher S. Sontchi (No. 3159)
S. David Peress (No. 2679)                                       William P. Bowden (No. 2553)
Victoria W. Counihan (No. 3488)                                  Ashby & Geddes
1100 N. Market Street                                            One Rodney Square
11th Floor                                                       Suite 302
Wilmington, DE  19801                                            Wilmington, DE  19801
(302) 571-6600                                                   (302) 654-1888

Co-Counsel for the Debtors and                                   Attorneys for ARCO Environmental Remediation, LLC,
   Debtors in Possession                                         as successor to Atlantic Richfield Company

          -and-

WILLKIE FARR & GALLAGHER
Myron Trepper
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Co-Counsel for the Debtors and
   Debtors in Possession

SO ORDERED AND APPROVED
This 2d day of December, 1998



/s/ Sue L. Robinson
---------------------------------
UNITED STATES DISTRICT JUDGE

                                   EXHIBIT A

                              Settlement Agreement
                              --------------------

          This Settlement Agreement ("Agreement") is entered into this 1/12/95 day of December, 1994 by and between Harvard
          Industries, Inc. ("Harvard") and Atlantic Richfield Company
          ("ARCO").

                                  Definitions
                                  -----------

         1. The term "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601 et seq.

         2. The term "Hazardous Substance" or "Hazardous Substances" shall mean "hazardous substance" as defined in Section 101(14) of CERCLA, 42 U.S.C. ss.9601.(14); the list of hazardous substances adopted by the United States Environmental Protection Agency ("USEPA") pursuant to Section 311 of the Federal Water Pollution Control Act Amendments of 1972, Pub. L. 92-500, 33 U.S.C. ss.1321; the list of hazardous wastes adopted by USEPA pursuant to Section 3001 of the Resource Conservation and Recovery Act of 1976, Pub. L. 94-580, 42 U.S.C. ss.6921; petroleum; and "hazardous substances" and "hazardous wastes" as defined under Ohio, Tuscawaras County or Gnadenhutten environmental laws or regulations.

         3. The term "the Site" shall mean the real property and manufacturing plant formerly known as the Alsco Anaconda facility located on Anaconda Drive, Gnadenhutten, Tuscarawas County, Ohio, including, but not limited to, the 4.8 acre parcel presently owned by ARCO and on the National Priority List ("NPL").

         4. The term "Remedial Action", in the singular or plural, shall mean those actions taken or be taken at the Site pursuant to law or regulation or federal or state order, requirement or directive, in response to the release or threat of release of Hazardous Substances on, at, under or emanating from the Site, and shall include, without limitations, those actions referred to in Section 101(24) of CERCLA, 42 U.S.C. ss.9601(24).

     5. The term "Remediation Costs" shall mean (i) all costs, reasonably, necessarily, and actually incurred by or on behalf of ARCO, related directly or indirectly to the negotiation, performance and/or oversight of Remedial Actions performed by ARCO on, at, under or about the Site with respect to Hazardous Substances, including, but not limited to, contractor costs, laboratory costs, equipment costs, environmental consultant costs, governmental filing fees, governmental oversight costs and direct, non-administrative salary and travel costs incurred by ARCO for ARCO employees involved in connection with Remedial Actions performed by ARCO at the Site, but expressly excluding costs solely incurred in connection with Case No. 5:91CV0504; and (ii) all costs reasonably, necessarily and actually incurred by ARCO in connection with the defense and/or settlement of any claim by third parties concerning Hazardous Substances at, on, under or emanating from the Site, including, without limitation, any claim by the present owner of a part of the Site, Amerimark, Inc., and/or any federal, state, county or municipal governmental authority or any department, bureau or agency obtaining authority therefrom.

                                    Recitals
                                    --------

Whereas:

         A. From approximately 1948 to September 2, 1971, Harvard or a predecessor in interest owned the Site.

         B. From September 2, 1971 to approximately December 17, 1986, ARCO or a predecessor in interest owned the Site.

         C. On October 15, 1984, 4.8 acres of the Site was formally placed on the NPL.

         D. Harvard filed a Complaint against ARCO in the United States District Court for the District of New Jersey on September 28, 1990. The Complaint seeks damages from ARCO for Harvard's response costs at the Site under ss. 107(a) of CERCLA, and other relief.

         E. ARCO filed an Answer and Counterclaim against Harvard seeking to recover costs incurred by ARCO in connection with the Remedial Action performed by ARCO at the Site with respect to Hazardous Substances.

         F. The action which Harvard initially filed against ARCO was transferred to the United States District Court for the Northern District of Ohio and assigned Case No. 5:91CV0504.

         G. On April 11, 1991, an involuntary petition for relief was filed against Harvard under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Harvard Bankruptcy Court"), and on April 30, 1991 an Order for Relief was entered by the Harvard Bankruptcy Court under the Bankruptcy Code with respect to Harvard. This proceeding bears Case Number 91-0404 and was consolidated with Case Numbers 91-479 and 91-487 (the "Harvard Bankruptcy Proceeding").

         H. Harvard and ARCO desire to resolve the pending litigation regarding Remedial Action at the Site. It is the intent of Harvard and ARCO to settle the outstanding controversy between them on the terms provided below.

                                   Settlement
                                   ----------

         Now, Therefore, in consideration of the premises and the mutual covenants, promises and conditions contained in this Agreement, the receipt and sufficiency of which is acknowledged by the parties, Harvard and ARCO agree as follows:

         1. Incorporation of Recitals. The foregoing Recitals are hereby affirmed by Harvard and ARCO as true and correct and are incorporated here by this reference as though set forth at length.

         2. Settlement Sum.

            (a) Harvard shall pay to ARCO the total sum (the "Settlement Sum") of Six Million, Two Hundred Fifty Thousand ($6,250,000) Dollars, as Harvard's full share of liability for up to a total sum of Twenty Five Million ($25,000,000) Dollars of Remediation Costs. To the extent Remediation Costs do not exceed Twenty Five Million ($25,000,000) Dollars, Harvard shall have no further liability to ARCO. To the extent remediation costs exceed Twenty Five Million ($25,000,000) Dollars, Harvard and ARCO each reserve unto themselves, all rights and remedies otherwise available to each under applicable common law and statute.

         (b) The Settlement Sum shall be paid in twenty (20) equal consecutive quarterly installments of Three Hundred Twelve Thousand, Five Hundred ($312,500) Dollars each, commencing January 1, 1995 and ending with the payment of the quarterly installment due October 1, 1999, the quarterly installments to be paid on January 1, April 1, July 1 and October 1 of each year.

         (c) Interest shall accrue on the unpaid Settlement Sum, at the rate of nine (9%) percent per annum, from January 1, 1995 to the date of the payment in full of the Settlement Sum and shall be paid quarterly, with the payment of each quarterly installment referred to in subparagraph (b) above.

         3. Condition Precedent. As a condition precedent to the effectiveness of this Agreement, the Harvard Bankruptcy Court shall approve this Agreement and the payment of the Settlement Sum as a Class 6, non-governmental, environmental claim, which approval Harvard shall apply for promptly following the signing and delivery of this Agreement by both parties. If this condition precedent is not satisfied within sixty (60) days from the signing and delivery of this Agreement by both parties, or such further time period as may be mutually agreed to in writing by the parties, then this Agreement shall be void and of no further force or effect.

         4. Releases.

                  4.1 Subject to the limitations set forth below in this paragraph 4.1, Harvard hereby releases and discharges ARCO and all of its directors, officers, employees, assigns and representatives from (a) any and all claims, costs, demands, damages, losses, suits, actions and causes of action, which Harvard now has or may hereafter have, whether arising out of statute, contract, common law or otherwise, in law or equity, whether known or unknown, now existing or hereafter enacted or existing and relating to: (i) Hazardous Substances at, on, under or emanating from the Site; (ii) the Remedial Action performed with respect to Hazardous Substances at, on, under or emanating from the Site; and/or (iii) claims by third parties concerning Hazardous Substances at, on, under or emanating from the Site; and (b) any and all claims, causes of action, and demands brought or that could have been brought by Harvard in the civil action filed by the United States District Court for the Northern District of Ohio Case No. 5:91CV0504. Notwithstanding the foregoing, Harvard does not release and discharge ARCO or any of its directors, officers, employees, assigns and representatives from claims, costs, demands, damages, losses, suits, actions and causes of action for Remediation Costs in excess of Twenty Five Million ($25,000,000) Dollars.

         4.2 Subject to the limitations set forth below in this paragraph 4.2, ARCO hereby releases and discharges Harvard and all of its directors, officers, employees, assigns and representatives from (a) any and all claims, costs, demands, damages, losses, suits, actions and causes of action, which ARCO now has or may hereafter have, whether arising out of statute, contract, common law or otherwise, in law or equity, whether known or unknown, now existing or hereafter enacted or existing, and relating to: (i) Hazardous Substances at, on, under or emanating from the Site; (ii) the Remedial Action performed with respect to Hazardous Substances at, on, under or emanating from the Site; and/or (iii) claims by third parties concerning Hazardous Substances at, on, under or emanating from the Site; and (b) any and all claims, causes of action and demands brought or that could have been brought by ARCO in the civil action filed in the United States District Court for the Northern District of Ohio Case No. 5:91CV0504. Notwithstanding the foregoing, ARCO does not release and discharge Harvard or any of its directors, officers, employees, assigns and representatives from claims, costs, demands, damages, losses, suits, actions and causes of action for Remediation Costs in excess of Twenty Five Million ($25,000,000) Dollars.

                  4.3 The releases set forth in paragraphs 4.1 and 4.2 above do not apply to any rights or obligations arising out of this Agreement, and all such rights and obligations shall survive the execution of this Agreement.

         5. Dismissal of the Complaint. Promptly upon approval of this Agreement by the Harvard Bankruptcy Court, Harvard agrees it will dismiss with prejudice its Complaint against ARCO in Case No. 5:91CV0504 by signing a stipulation of dismissal with prejudice and without costs.

         6. Dismissal of Counterclaim. Promptly upon approval of this Agreement by the Harvard Bankruptcy Court, ARCO agrees it will dismiss with prejudice its Counterclaim against Harvard in Case No. 5:91CV0504 by signing a stipulation of dismissal with prejudice and without costs.

         7. Release of Letter of Credit. Upon approval of this Agreement by the Harvard Bankruptcy Court and payment of the first quarterly payment due from Harvard, ARCO agrees to the release of and shall release the Irrevocable Letter of Credit No. S790696, dated July 26, 1994, issued by Bankers Trust in favor of ARCO for the account of Harvard.

         8. Remediation of Site. ARCO shall, at ARCO's own cost and expense, to the extent of Twenty Five Million ($25,000,000) Dollars, undertake all Remedial Actions that may be necessary to satisfy demands by regulatory agencies on ARCO or Harvard, or both. Nothing in this paragraph shall preclude ARCO from contesting in good faith the applicability of any environmental law or regulation, or the appropriateness of any Remedial Actions required with respect to the Site. All Remedial Actions shall be performed in accordance with all applicable law and/or regulation and may be performed in the most cost effective manner acceptable to the appropriate governmental authority.

         9. Notice of Remediation Costs. Within 30 days of the execution and delivery of this Agreement by both parties, ARCO shall provide Harvard with an accounting of Remediation Costs spent to date. ARCO shall provide Harvard with updated accountings of Remediation Costs annually, on the anniversary date of this agreement, for so long as such costs continue to be incurred. Upon written request of Harvard, ARCO shall deliver to Harvard a true and complete copy of all invoices, reports and data submitted to USEPA and/or Ohio, Tuscawaras County or Gnadenhutten authorities, and responses of such governmental authorities, which relate to the Remediation Costs.

         10. Indemnity for Remediation Costs. ARCO shall defend, indemnify and hold harmless Harvard, its directors, officers, employees, assigns and representatives, against, for and from all lawsuits, liabilities, penalties, damages, expenses and costs (including reasonable attorneys' fees and costs) of any kind involving claims, demands or suits by any person or entity, including federal, state or local entities, up to a total sum of Twenty-Five Million ($25,000,000) Dollars, under CERCLA, Ohio, Tuscawaras County or Gnadenhutten laws or regulations, and common law theories, to the extent arising from or with respect to the alleged presence of Hazardous Substances at, on, under or emanating from the Site or Remedial Action performed at the Site.

         ARCO must be notified promptly in writing, as provided in paragraph 12, or any claim, demand or suit arising under this indemnification, and upon receipt of any such notification, ARCO shall assume the defense of any action, suit, proceeding, demand, assessment or judgment brought by any person or entity against Harvard, its directors, officers, employees, assigns and representatives. Harvard, its directors, officers, employees, assigns and representatives shall promptly forward and tender to ARCO for defense every claim, demand, notice, summons or other legal process received by the indemnitees.

         11. Right to Environmental Documents. Upon request of Harvard, ARCO shall deliver to Harvard a true and complete copy of any and all "Environmental Documents" requested by Harvard and not previously delivered to Harvard during the course of the litigation between the parties. Harvard shall reimburse ARCO for the photocopying costs incurred by ARCO. For purposes of this Agreement, "Environmental Documents" shall mean all documents in the possession or under the control of ARCO concerning the Site or its environs, including, without limitation, all sampling plans, cleanup plans, preliminary assessments plans and reports, site investigation plans and reports, remedial investigation plans and reports, remedial action plans and reports or the equivalent, sampling results, sampling result reports, data, diagrams, charts, maps, analyses, conclusions, quality assurance/quality control documentation, correspondence to or from any federal, state, county or municipal governmental authority or any department, bureau or agency obtaining authority therefrom, submissions to any federal, state, county or municipal government authority or any department, bureau or agency obtaining authority therefrom and directives, orders, approvals and disapprovals issued by any federal, state, county or municipal governmental authority or any department, agency or bureau obtaining authority therefrom.

         12. Notices. All notices required or permitted by this Agreement shall be in writing and shall be sent by certified or registered mail, return receipt requested, addressed as follows:

         If to Harvard:     Richard T. Dawson, Esq.
                            Harvard Industries, Inc.
                            2502 Rocky Point Road, Suite 960
                            Tampa, FL 33607

                                    -and-

                            Allen B. Currie, Jr.
                            Corporate Manager, Environmental Affairs
                            Harvard Industries, Inc.
                            1999 Wildwood Avenue
                            Jackson, MI 49202

         With a copy to:    Farer Siegal Fersko
                            A Professional Association
                            600 South Avenue
                            P.O. Box 580
                            Westfield, NJ 07091
                            Attention: David B. Farer, Esq.

         If to ARCO:        ARCO
                            515 South Flower Street, Ste. 4500
                            Los Angeles, CA 90071
                            Attn: Legal Department (Neal Brody, Esq.)

         With a copy to:    Squire, Sanders & Dempsey
                            4900 Society Center
                            127 Public Square
                            Cleveland, Ohio 44114
                            Attention: Robin Weaver, Esq.

Harvard and ARCO may, by notice given in the same manner set forth above, designate a different address to which subsequent notices shall be sent. Notice shall be deemed given when received or refused.

         13. Binding Effect. This Agreement shall be binding on Harvard and ARCO and on their successors in interest and assigns.

         14. Entire Agreement. This Agreement contains the entire agreement and understanding between Harvard and ARCO concerning the stated subject matter. This Agreement shall not be modified or amended except through a writing signed by the person or persons against whom it is to be enforced. No supplement, modification or waiver of this Agreement or any provision thereof shall be implied from any conduct of the parties or by trade, custom or usage.

         15. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall constitute one and the same instrument.

         16. Costs and Attorney's Fees. Each party to this Agreement shall bear its own costs and attorneys' fees incurred in the litigation arising out of the Complaint and Counterclaim through the date of dismissal. However, in the event a party to this Agreement defaults under or breaches this Agreement, or fails to render full and complete performance of this Agreement, the other party shall be entitled to recovery of its expenses, including, without limitation, reasonable attorneys' fees incurred by such other party as a result of any default or breach of this Agreement or failure to render full and complete performance of this Agreement.

         17. Governing Law. This Agreement shall be governed by the laws of the State of Ohio. Any suit for the enforcement, interpretation or breach of this Agreement shall be brought only in the United States District Court for the Northern District of Ohio.

         18. Third Parties. This Agreement is not intended to confer any benefit whatsoever on any person not a party to it. Nothing in this Agreement shall affect the potential liability of any other person who is or may be responsible for any releases of Hazardous Substances on or near the Site, and the parties to this Agreement expressly reserve any and all claims and causes of action that may exist or may come into existence with respect to such third parties.

         19. Use of Settlement. Harvard and ARCO negotiated and signed this Agreement in good faith, solely to avoid further expensive and protracted litigation and to provide a full and final settlement of all claims between them which were and are vigorously contested, denied and disputed as to validity and amount, and for no other purpose. The signing and delivery of this Agreement does not and shall not constitute an admission of liability with respect to the claims of either party.

         20. Reliance. Harvard and ARCO acknowledge that each of them has relied on the advice of their own attorneys in signing this Agreement and further acknowledges that it has been afforded a full and complete opportunity to review and evaluate the terms and conditions of the settlement itself and this Agreement.

         21. Captions. The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         22. Miscellaneous. In all references in this Agreement to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of this Agreement may require.

         23. Authority. The individuals signing this Agreement, by signing this Agreement, represent and warrant that they have authority to sign this Agreement on behalf of the party for whom they are so signing.

         In Witness Whereof, Harvard Industries, Inc. and Atlantic Richfield Company have executed this Agreement on the day and year first set forth above.

HARVARD INDUSTRIES, Inc.                     ATLANTIC RICHFIELD COMPANY

By:  /s/ Illegible                            By:  /s/ Illegible
     ------------------------                      ------------------------
Its  Vice President                           Its  Vice President
     ------------------------                      ------------------------

ARCO ENVIRONMENTAL REMEDIATION, L.L.C. (AERL)
SCHEDULE OF NOTE RECEIVABLE FROM HARVARD INDUSTRIES

-----------------------------------------------
Beginning Principal               $6,250,000.00
Annual Interest Rate                  9.00%
Quarterly Interest Multiplier         2.25%
Payment Periods (Qtrs)                  20
Beginning Dage                        1/1/95
-----------------------------------------------

Payment      Payment       Principal       Accrued         Payment        Payment           Amount Applied    Ending Principal
Period        Date          Balance        Interest         Amount        Received           to Principal         Balance
-------    ----------   -------------    -----------     -----------     -----------        --------------    ----------------
   1          1/1/95    $6,250,000.00    $        --     $312,500.00     $312,500.00         $312,500.00       $5,937,500.00
   2          4/1/95     5,937,500.00     133,593.75      446,093.75      446,093.75          312,500.00        5,625,000.00
   3          7/1/95     5,625,000.00     126,562.50      439.062.50      439,062.50          312,500.00        5,312,500.00
   4         10/1/95     5,312,500.00     119,531.25      432,031.25      432,031.25          312,500.00        5,000,000.00
   5          1/1/96     5,000,000.00     112,500.00      425,000.00      425,000.00          312,500.00        4,687,500.00
   6          4/1/96     4,687,500.00     105,468.75      417,968.75      417,968.75          312,500.00        4,375,000.00
   7          7/1/96     4,375,000.00      98,437.50      410,937.50      410,937.50          312,500.00        4,062,500.00
   8         10/1/96     4,062,500.00      91,406.25      403,906.25      403,906.25          312,500.00        3,750,000.00
   9          1/1/97     3,750,000.00      84,375.00      396,875.00      396,875.00          312,500.00        3,437,500.00
   10         4/1/97     3,437,500.00(A)   77,343.75(B)   389,843.75      Delinquent                  --        3,437,500.00
------------------------------------------------------------------------------------------------------------------------------

Calculation of Accrued Interest from 4/1/97 to 5/8/97 (38 Days):
----------------------------------------------------------------

Outstanding Principal                       $3,437,500.00
Quarterly Interest Multiplier                        2.25%
                                            -------------
         Gross Outstanding Interest             77,343.75

Pro-rated for 38 Days of 2nd Qtr. 1997      $   32,656.25(C)


Total Amounts Outstanding:
--------------------------

Principal Balance                           $3,437,500.00(A)
Payment 10 Interest (1st Qtr. 1997)             77,343.75(B)
Interest for 38 Days of 2nd Qtr. 1997           32,656.25(C)
                                            -------------
         Total Amount Due to AERL           $3,547,500.00
                                            -------------



                                  EXHIBIT A-2